Exhibit 4.5

AMENDMENT NO. 4

TO THE

ULTRALIFE CORPORATION

AMENDED AND RESTATED 2004 LONG-TERM INCENTIVE PLAN

WHEREAS, Ultralife Corporation (the “Company”) maintains the Ultralife Corporation Amended and Restated 2004 Long-Term Incentive Plan (as last amended effective as of June 5, 2008) (the “Plan”);

WHEREAS, pursuant to Section 12(i) of the Plan, the Company has reserved the right to amend the Plan;

WHEREAS, the Company desires to amend the Plan in certain respects;

WHEREAS, on April 20, 2011, subject to shareholder approval, the Board of Directors of the Company approved this amendment; and

WHEREAS, pursuant to Section 12(i) of the Plan, approval by the Company’s shareholders is required with respect to this amendment.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.	The first sentence of Section 4(a) of the Plan is hereby amended to read as follows:

“(a) In General. The maximum number of shares of Stock which shall be available for the grant or issuance of Awards under the Plan (including ISOs) during its term shall not exceed 2,900,000 (plus any shares of Stock which are or become available under Section 2 hereof, which shares shall also be available for the grant or issuance of Awards under the Plan); provided, however, that no more than 200,000 shares of Stock may be used for Awards other than Options or SARs.”

2.	Section 4(b) of the Plan is hereby amended to read as follows:

“(b) Maximum Awards Payable. Subject to Section 4(c) hereof, and notwithstanding any provision contained in the Plan to the contrary, the maximum Award payable (or granted, if applicable) to any one Grantee under the Plan for a calendar year is 50,000 shares of Stock; provided, however, that the 50,000 share limitation shall not apply to inducement grants to Grantees who are new executives or key employees that do not exceed 700,000 shares of Stock.”

3.	This amendment shall be effective upon approval of the shareholders of the Company at the 2011 Annual Meeting of Shareholders on June 7, 2011. If this amendment is not so approved at such meeting, then the amendment shall be null and void.

4.	Except as hereinabove provided, the Plan is hereby ratified, confirmed and approved in all respects.